Exhibit 99.1

CinCor Reports Third Quarter Financial Results and Provides Corporate Update

Positive topline Phase 2 BrigHtn data demonstrating clinically meaningful and statistically significant reduction in blood pressure with baxdrostat in treatment-resistant hypertension

Late-breaking presentation of additional Phase 2 BrigHtn data on November 7th at the upcoming 2022 American Heart Association (AHA) Scientific Sessions

Topline Phase 2 HALO data for baxdrostat in patients with uncontrolled hypertension expected before year-end 2022

Further strengthened the consolidated balance sheet through successful completion of an upsized public offering of common stock and pre-funded warrants in August 2022, raising $242.9 million in net proceeds

WALTHAM, November 3, 2022 (GLOBE NEWSWIRE) -- CinCor Pharma, Inc. (NASDAQ: CINC) today announced financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“We are thrilled with the positive topline data reported for baxdrostat in treatment-resistant hypertension earlier this quarter. We believe this data solidifies the therapeutic potential of baxdrostat to lower blood pressure in patients with tough-to-control hypertension,” said Marc de Garidel, Chief Executive Officer. “Our Phase 2 HALO trial in uncontrolled hypertension remains on track and we expect to report topline data later this year. We are pleased to report that approximately 70% of patients who completed HALO have opted into the 52-week open label extension trial, which we believe supports the tolerable profile and potential for long-term blood pressure control with baxdrostat.”

Recent Corporate and Clinical Highlights

•
Positive Topline Phase 2 BrigHtn Trial Data. In August 2022, CinCor reported positive topline data for the Phase 2 BrigHtn trial evaluating baxdrostat for patients with rHTN. BrigHtn successfully met the primary endpoint, delivering a 20.3 mmHg absolute reduction in systolic blood pressure (SBP), or an 11 mmHg SBP (p-value < 0.0001) decline on a placebo-adjusted basis, at the 2 mg dose. Dose-dependent reductions were observed in SBP along with a compelling safety and tolerability profile that included no drug related serious adverse events or major safety concerns across all three dose levels tested after 12 weeks of treatment.
•
Late-breaking Presentation of Phase 2 BrigHtn Data at AHA. On November 7, 2022, CinCor will present a late-breaking oral presentation on Phase 2 BrigHtn data evaluating baxdrostat in patients with treatment resistant hypertension (rHTN) at the 2022 American Heart Association (AHA) Scientific Sessions.
•
Dosed First Patient in Phase 2 Spark-PA. The Spark-PA open label trial is evaluating the safety and efficacy of baxdrostat in patients with primary aldosteronism (PA).
•
Last Patient Last Visit in October in the Phase 2 HALO Trial. This randomized trial is evaluating the safety and efficacy of baxdrostat in patients with uncontrolled blood pressure on up to two antihypertensive agents.
•
Presentations at Medical Conferences. On November 4, 2022, CinCor will deliver a poster presentation on Phase 1 safety and pharmacokinetic data of baxdrostat in subjects with varying degrees of renal function at the American Society of Nephrology (ASN) Kidney Week 2022 in Orlando, Florida. In October 2022, CinCor delivered an oral presentation on the randomized, Phase 1 multiple ascending dose (MAD) study of baxdrostat in healthy volunteers at the 29th International Society of Hypertension (ISH) 2022 conference in Kyoto, Japan. In August 2022, CinCor delivered a poster presentation on the MAD study at the European Society of Cardiology (ESC) Congress in Barcelona, Spain.
•
Publications. In October, CinCor announced the publication of the Phase 1 Multiple Ascending Dose Study Data in the journal, Hypertension Research.
•
Strengthened Consolidated Balance Sheet. In August, CinCor completed an upsized public offering of common stock and pre-funded warrants, generating net proceeds of $242.9 million, and ended the third quarter with $522.5 million in cash, cash equivalents and marketable securities.

Key Anticipated Upcoming Milestones

HALO: Ongoing randomized Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with blood pressure that is not controlled despite treatment with up to two antihypertensive agents, referred to as uncontrolled hypertension (uHTN)

•
Topline data expected before year end 2022

Spark-PA: Ongoing open label Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with primary aldosteronism (PA)

•
Topline data expected in the second half of 2023

OLE: Ongoing Phase 2 open label extension (OLE) trial to evaluate baxdrostat for up to 52-weeks in patients that previously participated in the Phase 2 HALO trial

•
Topline data expected in the second half of 2023

figHTN-CKD: Ongoing randomized Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with uHTN and CKD

•
Topline data expected in the second half of 2023

Third Quarter 2022 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities totaled $522.5 million as of September 30, 2022, as compared to $136.6 million as of December 31, 2021. The increase in cash, cash equivalents and marketable securities of $385.9 million was driven primarily by net proceeds of $193.5 million from CinCor’s January 2022 initial public offering (IPO) and net proceeds of $242.9 million from the follow-on offering of common stock and pre-funded warrants in August 2022, partially offset by operating cash outflows of $52.4 million.

Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2022 were $17.7 million, compared to $4.6 million for the three months ended September 30, 2021. R&D expenses for the nine months ended September 30, 2022, were $44.6 million, compared to $12.1 million for the nine months ended September 30, 2021. The increases for the three and nine month periods were primarily due to the progress of several Phase 2 clinical trials, including completion of the BrigHtn trial, the full enrollment in our HALO trial, the initiation of our figHTN CKD and OLE trials, increased chemistry, manufacturing, and controls (CMC) spending, and the addition of important R&D resources.

General and Administrative (G&A) Expenses: G&A expenses were $4.5 million for the three months ended September 30, 2022, compared to $3.0 million for the three months ended September 30, 2021. G&A expenses were $12.7 million for the nine months ended September 30, 2022, compared to $5.1 million for the nine months ended September 30, 2021. The increases for the three and nine month periods were primarily attributable to increased personnel costs as we continued to build out our team (reaching 19 employees by September 30, 2022), as well as increased administrative, legal and professional fees and other costs associated with operating as a public company.

Other (Income)/Expenses: For the three months ended September 30, 2022, CinCor had interest income of $1.3 million compared to $1.9 thousand for the three months ended September 30, 2021. Interest income for the nine months ended September 30, 2022 was $1.6 million compared to $7.9 thousand for the comparable period in 2021. The $1.3 million and $1.6 million increase in interest income for the three and nine months period, respectively, is driven by the increased cash, cash equivalents and marketable securities balance between these periods and also our investments in higher interest earning securities in 2022. For the three months ended September 30, 2021, CinCor incurred a non-cash expense of $1.3 million For the nine months ended September 30, 2022 and 2021, CinCor incurred other non-cash expenses of $3.0 million and $3.8 million respectively. The non-cash expenses of $3.0 million and $3.7 million in the nine month period for both years, along with the $1.3 million incurred during the three months ended September 30, 2021, were related to the change in fair value of the Roche Warrants, which was recognized as a derivative liability, driven by an increase in the fair value of the underlying common stock. The Roche Warrants were automatically net exercised into common stock upon the completion of the IPO in January 2022.

Net Loss: For the three months ended September 30, 2022, CinCor reported a net loss of $21.0 million, compared to a net loss of $9.0 million for the three months ended September 30,

2021. The net loss for the nine months ended September 30, 2022 was $58.8 million compared to a net loss of $21.0 million for the nine months ended September 30, 2021.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, baxdrostat, a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat

Baxdrostat (CIN-107) is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements related to CinCor’s business in general; the results and timing of CinCor’s ongoing and planned clinical trials; the anticipated timing of disclosure of results of clinical trials; the progress of CinCor’s research and development programs and clinical trials and studies, including enrollment and retention in clinical trials; plans for initiating future clinical trials and studies; the therapeutic potential, tolerable profile and potential for long-term blood pressure control of baxdrostat (CIN-107); CinCor’s clinical milestones and pipeline; expectations with respect to regulatory matters; expectations with respect to potential market size; expectations relating to and the sufficiency of CinCor’s cash resources; and other statements that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expected,” “intends,” “plan,” “may”, “will,” “project”, “estimate”, “continue,” “advance” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation, CinCor has incurred significant operating losses since its inception; CinCor has a limited operating history and no history of commercializing products; CinCor will require substantial additional funding to finance its operations; CinCor’s business is entirely dependent at this time on the success of one drug, baxdrostat (CIN-107); interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; CinCor may not be successful in its efforts to expand its pipeline beyond baxdrostat (CIN-107); success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and CinCor’s business, operations and clinical development timelines and plans may be adversely affected by the evolving and ongoing COVID-19 pandemic, geopolitical events, including the ongoing military conflict between Russia and Ukraine and related sanctions, and macroeconomic conditions, including rising inflation and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC) on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the SEC on May 10, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022 filed with the SEC on August 8, 2022 and other filings and reports that CinCor may file from time to time with the SEC, including its quarterly report on Form 10-Q for the three months ended September 30, 2022. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts: Investors:
Terry Coelho Bob Yedid
CinCor Pharma, Inc. LifeSci Advisors
EVP, CFO and CBDO ir@CinCor.com

CinCor Pharma, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30	Nine Months Ended September 30
	2022	2021	2022	2021
Operating expenses
Research and development	$ 17,725	$ 4,648	$ 44,577	$ 12,135
General and administrative	4,519	3,042	12,725	5,142
Total operating expenses	22,244	7,690	57,302	17,277
Loss from operations	(22,244)	(7,690)	(57,302)	(17,277)
Other (income) expense:
Interest income	(1,267)	(2)	(1,596)	(8)
Change in fair value of warrant derivative liabilities	—	1,336	3,044	3,756
Total other (income) expense, net	(1,267)	1,334	1,448	3,748
Net loss	$(20,978)	$(9,024)	$(58,750)	$(21,025)

Net loss per common stock, basic and diluted	$(0.51)	$(5.19)	$(1.57)	$(14.59)
Weighted average common stock outstanding, basic and diluted	40,806,123	1,739,516	37,343,549	1,440,916

CinCor Pharma, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
Cash, cash equivalents & marketable securities	$ 522,497	$ 136,606
Working capital	518,838	124,557
Total assets	529,119	141,107
Total stockholders’ equity (deficit)	518,938	(63,717)